Exhibit 14.1

JFB CONSTRUCTION HOLDINGS

CODE OF BUSINESS CONDUCT

July 2024

In accordance with the requirements of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market LLC (“Nasdaq”), the Board of Directors (the “Board”) of JFB Construction Holdings, a Nevada corporation (the “Company”), has adopted this Code of Business Conduct (the “Code”) to encourage:

●	honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

●	full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with, or submits to, the SEC, as well as in other public communications made by or on behalf of the Company;

●	compliance with applicable governmental laws, rules and regulations;

●	prompt internal reporting of any violations of law or the Code;

●	accountability for adherence to the Code, including fair process by which to determine violations;

●	consistent enforcement of the Code, including clear and objective standards for compliance; and

●	protection for persons reporting any such questionable behavior.

All directors, officers and employees (each, a “Covered Party” and, collectively, the “Covered Parties”) of the Company and all of its subsidiaries and controlled affiliates are expected to be familiar with the Code and to adhere to the principles and procedures set forth below.

1.	Conflicts of Interest

A conflict of interest occurs when the private interests of a Covered Party interfere, or appear to interfere, with the interests of the Company as a whole. For the avoidance of doubt, all transactions with related persons, as defined in Item 404 of Regulation S-K (17 CFR § 229.404) shall be considered as having a potential conflict of interest.

For illustration and without limiting the generality of the foregoing, a conflict of interest can arise when a Covered Party takes actions or has personal interests that make it difficult to perform his or her Company duties objectively and effectively. A conflict of interest may also arise when a Covered Party, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position at the Company. For the purposes of this Code, “immediate family member” means a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in- law, or any person (other than a tenant or employee) sharing the person’s household.

Conflicts of interest can also occur indirectly. For example, a conflict of interest may arise when a Covered Party is also an executive officer, a major shareholder or has a material interest in a company or organization doing business with which the Company has current or prospective business dealings.

Each Covered Party has an obligation to conduct the Company’s business in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to the Company’s Audit Committee of the Board.

1 of 4

This Code does not attempt to describe all possible conflicts of interest that could develop. Other common conflicts from which Covered Parties must refrain are set out below:

(a) Covered Parties may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

(b) Covered Parties may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

(c) No Covered Party may take up any management or other employment position with, or have any material interest in, any firm or company that is in direct or indirect competition with the Company.

2.	Disclosures

The information in the Company’s public communications, including all reports and documents filed with or submitted to the SEC, must be full, fair, accurate, timely and understandable.

To ensure the Company meets this standard, all Covered Parties (to the extent they are involved in the Company’s disclosure process) are required to maintain familiarity with the disclosure requirements, processes and procedures applicable to the Company commensurate with their duties. Covered Parties are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, including the Company’s independent auditors, governmental regulators and self-regulatory organizations.

3.	Compliance with Laws, Rules and Regulations

The Company is obligated to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Covered Party to adhere to the standards and restrictions imposed by these laws, rules and regulations in the performance of his or her duties for the Company.

The Chief Executive Officer and Chief Financial Officer (or persons performing similar functions) of the Company are also required to promote compliance by all employees with the Code and to abide by Company standards, policies and procedures.

Covered Parties located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act (FCPA) and U.S. export control laws, in addition to applicable local laws.

4.	Reporting, Accountability and Enforcement

The Company promotes ethical behavior at all times and encourages Covered Parties to talk to supervisors, managers and other appropriate personnel, including officers of the Company, outside counsel for the Company and the Board or the relevant committee thereof, when in doubt about the best course of action in a particular situation.

Covered Parties should promptly report suspected violations of laws, rules, regulations or the Code or any other unethical behavior by any director, officer, employee or anyone purporting to be acting on the Company’s behalf to appropriate personnel, including officers of the Company, outside counsel for the Company and the Board or the relevant committee thereof. Reports may be made anonymously. If requested, confidentiality will be maintained, subject to applicable law, regulations and legal proceedings.

Employees are specifically directed to report to their supervisor or the Company’s legal counsel, as applicable, any suspected violations of the Code, including (i) fraud or deliberate errors in the preparation, maintenance, evaluation, review or audit of any financial statement or financial record; (ii) deficiencies in, or noncompliance with, internal accounting controls; (iii) misrepresentations or false statements in any public disclosure documents; and (iv) any deviations from full, true and plain reporting of the Company’s financial condition, as well as any other illegal or unethical behavior.

2 of 4

The Audit Committee of the Board or other appropriate officer or body shall investigate and determine, or shall designate appropriate persons to investigate and determine, the legitimacy of such reports. The Audit Committee or other appropriate officer or body will then determine the appropriate disciplinary action. Such disciplinary action includes, but is not limited to, reprimand, termination with cause, and possible civil and criminal prosecution.

To encourage employees to report any and all violations, the Company will not tolerate retaliation for reports made in good faith. Retaliation or retribution against any Covered Party for a report made in good faith of any suspected violation of laws, rules, regulations or this Code is cause for appropriate disciplinary action.

5.	Corporate Opportunities

Covered Parties owe a duty to the Company to advance our legitimate business interests when the opportunity to do so arises. Covered Parties are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, Covered Parties are prohibited from using corporate property, information or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. The only prudent course of conduct for our Covered Parties is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by their supervisors, managers or other appropriate personnel, including officers of the Company, outside counsel for the Company or the Board or the relevant committee thereof.

6.	Fair Dealing

The Company seeks competitive advantages through superior performance and not through illegal or unethical business practices. Covered Parties should deal fairly with our customers, service providers, suppliers, competitors and employees. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

7.	Entertainment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Covered Party of the Company, or any of their immediate family members, unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff, and (e) does not violate any laws or regulations.

8.	Confidentiality

In carrying out the Company’s business, Covered Parties often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Covered Parties must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning a party, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. The obligation to preserve confidential information continues even after employment ends.

3 of 4

9.	Compliance with Applicable Laws

Our directors, officers and employees must respect and follow all laws and regulations which apply to the Company and its operations. Therefore, our directors, officers or employees may not:

(a) in communicating with the Company or any of its customers, counterparties or regulators, make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made accurate and complete;

(b) engage in any act, practice or course of business which operates or could operate as a fraud or deceit upon the Company, any or its customers, counterparties or regulators, or any other person;

(c) cause the Company to violate any laws, rules and regulations applicable to the Company; or

(d) buy or sell securities of any issuer when in possession of material nonpublic information relating to the issuer, or recommend that another person buy, sell or hold the securities of such issuer.

10.	Public Disclosure and Financial Reporting

The Company requires that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All Covered Parties who are involved in the Company’s disclosure process, including the senior financial officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. In addition, any Covered Party who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

The Company’s senior financial officers are required to establish and manage the Company’s reporting systems and procedures to ensure that:

(a) business transactions are properly authorized and accurately recorded on the Company’s books and records and in accordance with generally accepted accounting principles (GAAP);

(b) the Company’s records are maintained in accordance with applicable legal and regulatory requirements and Company policy;

(c) periodic reporting and communications with the public are communicated in a manner that offers the highest degree of clarity and meaning so that readers will be able to determine the significance and potential consequences;

(d) personnel dealing with the finances of the Company are informed as to rules and regulations that affect the financial operation of the Company;

(e) the financial operation of the Company is monitored as to compliance with any applicable rules and regulations; and

(f) Any identified error is corrected in a timely manner.

11.	Waivers

Before an employee, or an immediate family member of any such employee, engages in any activity that would be, or could reasonably be expected to be, otherwise prohibited by the Code, he or she is strongly encouraged to obtain a written waiver from the Board or other appropriate officer or body.

Before a director or executive officer, or an immediate family member of a director or executive officer, engages in any activity that would be, or could reasonably be expected to be, otherwise prohibited by the Code, he or she must obtain a written waiver from the disinterested directors of the Board. Such waiver must then be disclosed to the Company’s independent auditors and shareholders, as appropriate, along with the reasons for granting the waiver.

12.	Enforcement of this Code

In the event that the Company determines, after investigation of an alleged violation of this Code, that a violation of this Code has occurred, the Company will take appropriate action against the violator, which may include termination of employment, reduction of authority or reduction in compensation.

13.	No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s Covered Parties in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity. It is the Company’s belief that the policy is robust and covers most conceivable situations.

14.	Amendment

This Code may not be amended except in writing specifically approved or ratified by the Board.

Approved by the JFB Construction Holdings Board of Directors on July 17, 2024.

[End of Page]

4 of 4